EXHIBIT 10.2


                                Amendment to the
              Funco, Inc. 1992 Employee Incentive Stock Option Plan


Pursuant to the terms of the 1992 Employee Incentive Stock Option Plan, dated January 2, 1992, the Plan is hereby amended by the revision of Section 2(a) and
Section 11(j) and (k) as follows:

          "Section 2 Administration (a) Board of Directors

          The plan shall be administered by the Board of Directors of the Company (the "Board"), which, to the extent it shall determine, may delegate its powers with respect to the administration of the Plan (except its powers under Section 12(c) to a committee (the "Committee") appointed by the Board and composed of not less than two members of the Board. If the Board chooses to appoint a Committee, references hereinafter to the Board (except in Section 12(c)) shall be deemed to refer to the Committee. Notwithstanding the preceding provisions of the Section, if at any time the Company is registered under Section 12 of the Securities Exchange Act of 1934 (the "1934 Act") with regard to grants of stock options to persons subject to
          Section 16 of the 1934 Act, the Committee shall consist of persons who satisfy the requirements set forth in Rule 16b-3 thereunder."

          "Section 11 Miscellaneous (j) Repurchase of Shares

          Deleted in its entirety."

          "Section 11 Miscellaneous (k) Subscription Agreement

          Deleted in its entirety."


Except as stated above, the Plan remains in full force and effect.




                             Amendment Adopted July 31, 1998